Exhibit 10.1

FREMONT MICHIGAN INSURACORP, INC.

AGENT STOCK PURCHASE PLAN

(Effective: December 1, 2008)

I.	PURPOSE; GENERAL

1.1 Purpose. The Fremont Michigan InsuraCorp, Inc. Agent Stock Purchase Plan (the “Plan”) has been established by Fremont Michigan InsuraCorp, Inc., a Michigan corporation (the “Company”), to provide incentive to independent insurance agencies that sell products and services of its subsidiary, Fremont Insurance Company, a Michigan insurance corporation (the “Insurance Company”), by enabling them to participate in the Company’s long-term growth and success and to help align their success with the interests of the Company’s stockholders.

1.2 General. The Plan allows each Eligible Agency (defined below) and those Eligible Persons (defined below) designated by an Eligible Agency to purchase shares of the Common Stock (defined below) of the Company. An Eligible Agency may elect to apply all or a portion of its Earned Base Commissions and Profit-Sharing Commissions to purchase Common Stock under the Plan. Eligible Agencies and Eligible Persons may elect to make cash contributions to purchase Common Stock under the Plan. The Company offers shares of its Class A Common Stock under the Plan at a 10% discount from Fair Market Value on the Purchase Date. Participants pay no brokerage commissions or other charges on such purchases under the Plan.

1.3 Private Placement of Unregistered Common Stock. The Common Stock offered by the Company under this Plan has not been registered with, or approved, by the United States Securities and Exchange Commission (“SEC”). The offering of the Common Stock under the Plan is based on an exemption from such registration as set forth in §4(2) of the Securities Act of 1933, as amended (“Act”), and Rule 506 of Regulation D issued under the Act. The offering is being made only to eligible agencies of the Insurance Company and eligible persons designated by those agencies who are “accredited investors” as defined under Regulation D issued under the Act and to not more than 35 eligible persons in any 12 month period who may not be accredited investors, but are “sophisticated” investors. Resales of the unregistered Class A Common Stock will require registration or the availability of an exemption to registration such as SEC Rule 144.

II.	DEFINITIONS

2.1 “Accredited Investor” means any natural person who has, or the Company reasonably believes to have, either (a) an individual net worth, or joint net worth with that person’s spouse, at the time of the purchase that exceeds $1,000,000, or (b) an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year. An Accredited Investor also means an entity if all of the equity owners of the entity are accredited investors.

2.2 “Act” means the Securities Act of 1933, as amended.

2.3 “Committee” means the Compensation Committee of the Company’s Board of Directors.

2.4 “Common Stock” means the Company’s Class A Common Stock without par value that is available for purchase under this Plan.

2.5 “Company” means Fremont Michigan InsuraCorp, Inc., a Michigan corporation.

2.6 “Contribution Amount” means the dollar amount to be invested by a Participant on the next Purchase Date including the amount to be paid in cash by check plus, in the case of an Eligible Agency, the amount or percentage to be deducted from the payment of Earned Base Commissions or Profit-Sharing Commissions, to purchase shares of Common Stock for a Participant for whom an Enrollment/Subscription Agreement is submitted.

2.7 “Contribution Date” means the last business day of the Enrollment Period immediately prior to each Purchase Date and is the date by which the Company must have the Participant’s fully completed and executed Enrollment/Subscription Agreement together with a check for any purchases elected by the cash payment method.

2.8 “Disclosure Documents” means the (a) Plan; (b) Enrollment/Subscription Agreements; (c) Company’s Private Placement Memorandum dated December 1, 2008 for the Plan and any Private Placement Memorandum Supplements; (d) Company’s most recent Annual Report on Form 10-K; and (e) Company’s most recent Quarterly Report on Form 10-Q.

2.9 “Earned Base Commissions or Profit-Sharing Commissions” means those commissions that are fully earned and are due and payable to a participating Eligible Agency as determined by and solely from the records of the Insurance Company.

2.10 “Eligible Agency” shall have the meaning given in Section 3.1 below.

2.11 “Eligible Person” means a Principal, Key Employee or a Benefit Plan as defined in Section 3.2 below and designated by an Eligible Agency.

2.12 “Enrollment/Subscription Agreement” means the form attached hereto as Exhibit “A” as may be amended by the Company from time to time. Such form is the sole means for subscribing and making purchases of Common Stock under the Plan.

2.13 “Enrollment Period” shall mean the enrollment period between January 15, 2009 and February 27, 2009 for the first Purchase Date of March 5, 2009. For all subsequent Purchase Dates, the enrollment period shall be the period of time from the 15th day and until the last business day of February, May, August and November during which times Participants may submit Enrollment/Subscription Agreements to the Company.

2.14 “Fair Market Value” means, with respect to the Common Stock on a given date: (a) if the Common Stock is listed for trading on a national securities exchange (including, for this purpose, the National Market System (“NMS”) of the National Association of Securities Dealers Automated Quotation System (“NASDAQ”)) on that date, the closing share price on that exchange (or, if there is more then one, the principal such exchange), or, for the NMS, the last sale price, on the day immediately preceding the date as of which fair market value is being determined, or on the next preceding day on which shares were traded if no shares were traded on the immediately preceding day; (b) if the Common Stock is not listed for trading on any securities exchange (including the NMS) on that date but are reported by NASDAQ, and market information concerning the Common Stock is published on a regular basis in The Wall Street Journal or The New York Times, the average of the daily bid and low asked prices of the Common Stock, as so published, on the day nearest preceding the date in question for which the prices were published; (c) if (a) is inapplicable and market information concerning the Common Stock is not regularly published as described in (b), the average of the high bid and low asked prices of the Common Stock in the over-the-counter market averaged over the last ten (10) trading days nearest preceding the date in question as reported by NASDAQ (or, if NASDAQ does not report prices for the Shares, another generally accepted reporting service); or (d) if none of the above are applicable, the fair market value of a share as, of the date in question, determined by the Committee.

2.15 “Insurance Company” means Fremont Insurance Company, a Michigan insurance company.

2.16 “Maximum Contribution Amounts” means the highest amount that each Eligible Agency, including its designated Eligible Persons, may invest to purchase Common Stock under the Plan in any given calendar quarter as set forth in the chart below and is based upon the amount of Written Premiums by such Eligible Agency during the most recent previous calendar year with the Insurance Company:

Written Premiums:	Maximum Contribution Amounts:
Less than $1,000,000	$30,000
$1,000,000 or more	$50,000

2.17 “Minimum Purchase Amount” is Five Hundred Dollars ($500.00) and is the smallest amount that may be designated or paid by a Participant for the purchase of Common Stock in any quarter under the Plan.

2.18 “Participant” means an Eligible Person that has signed a fully completed Enrollment/Subscription Agreement that has been accepted by the Company in writing.

2.19 “Plan Agent” means the Registrar and Transfer Company, the Company’s stock transfer agent and registrar.

2.20 “Purchase Date” means March 5, 2009 for the first purchase under this Plan and for all subsequent purchases shall be the 5th day of March, June, September and December of each year or the next succeeding business day.

2.21 “Sophisticated Investor” means a person who has, or whom the issuer reasonably believes has, individually, or with the help of a purchaser representative, knowledge and experience in financial and business matters such that he is capable of evaluating the merits and risks of this investment.

2.22 “Written Premiums” means the written premiums, less cancellations and returns, recorded by the Insurance Company for an Eligible Agency.

2.23 “SEC” means the United States Securities and Exchange Commission.

III.	PARTICIPATION

3.1 Eligible Agency. Any independent insurance agency under contract with and selling products of the Insurance Company may participate as an Eligible Agency if the agency (a) is an appointed agent of and in good standing with the Insurance Company and (b) has been designated by the Company as an Eligible Agency. The Company may, in its sole discretion, designate eligibility based upon any one or more other factors, which it deems appropriate.

3.2 Eligible Persons. In addition, each Eligible Agency may designate one or more of the following persons as eligible to purchase shares under the Plan: (a) principals, members, general partners, officers and stockholders of the Eligible Agency (“Principals”); (b) key employees of an Eligible Agency (“Key Employees”); and (c) individual retirement plans of Principals and Key Employees and Keogh plans of Principals and Key Employees (“Benefit Plans”).

No later than January 10th, or the next business day following such day, of each year, each Eligible Agency shall provide the Company a list of all Eligible Persons designated by such Eligible Agency as of such date for the next succeeding year. The Eligible Agency shall notify the Company of any deletions from such list no later than the next Contribution Date. Eligible Agencies may not add any Principals, Key Employees, or Benefit Plans to the list of Eligible Persons designated by such Eligible Agency until January 10th of the next succeeding year.

The Company or its designee shall, in its sole discretion, determine whether any Eligible Agency, or Eligible Person is eligible to be a Participant in the Plan. Each Eligible Person or Participant must also establish to the satisfaction of the Company that it is an “accredited Investor.” Provided, however, the Company may waive this requirement for a limited number of Participants if the person is a “sophisticated investor” and the Company is assured that such person’s participation will not jeopardize the offering of the shares under the Plan as an exemption to registration under the Act. Further, the Company reserves the right, in its sole discretion, to revoke an agency’s status as an Eligible Agency at any time and for any reason. In the event that the agency relationship with the Insurance Company is terminated for any reason, the status of an Eligible Agency and its designated Eligible Persons shall automatically terminate without notice.

An Eligible Agency and Eligible Person are under no obligation to participate in the Plan or to purchase shares of Common Stock under the Plan. The Plan is for the benefit only of the Participants. No other persons shall be direct or indirect beneficiaries or participants in the Plan. The Company shall not be obligated with respect to the Plan under any other arrangements between an Eligible Agency and any other person, including, but not limited to, the Eligible Agency’s Principals, Key Employees and Benefit Plans.

3.3 Enrollment. The Company shall deliver the Disclosure Documents to each Eligible Agency for distribution to each Eligible Person. The Enrollment/Subscription Agreement will include representations of the Participant’s investment intent and investor suitability. An Eligible Agency or Eligible Person may enroll in the Plan only during an Enrollment Period by delivering the completed and signed Enrollment/Subscription Agreement to the Company. An Eligible Agency or Eligible Person shall become a Participant in the Plan only after (a) the Eligible Agency or Eligible Person acknowledges receipt of the Disclosure Documents; (b) delivery to the Company of a properly completed Enrollment/Subscription Agreement signed by such Eligible Agency or Eligible Person, and (c) the Company makes a determination that the Participant is eligible to become a Participant in the Plan and accepts the enrollment in writing. Since participation in the Plan is available to only a limited number of “non-accredited investors,” the Company retains the right to deny participation to any person in the Company’s sole discretion.

By returning a properly completed and signed Enrollment/Subscription Agreement to the Company, the Eligible Agency and participating Eligible Person each acknowledge the receipt of the Disclosure Documents. Completed and signed Enrollment/Subscription Agreements and Contribution Amounts must be delivered to the Company’s office at: 933 East Main Street, Fremont, Michigan 49412, Attention: Kevin G. Kaastra.

Properly completed forms and necessary payments must be received by the Company on or before the Contribution Date prior to the applicable Purchase Date. If necessary payments are not received by the applicable Contribution Date, the Company may reject the purchase or reduce the purchase amount. If rejected, any payments received after the Contribution Date will be returned without interest as soon as reasonably practical.

3.4 Purchasing Shares of Common Stock. Shares may generally be purchased by Participants under the Plan on the Purchase Dates, however, the Company does not guarantee that such days will be Purchase Dates and may designate other dates as Purchase Dates. The Company does not pay any interest on cash payments received under the Plan. Each Participant shall designate the Contribution Amount, however, the aggregate contributions by all Participants affiliated with any one Eligible Agency shall not to exceed the Maximum Contribution Amount. The Participant shall complete the appropriate sections of the Enrollment/Subscription Agreement designating the amount, if any, of the Contribution Amount that (a) is to be paid in cash by check; and (b) for an Eligible Agency the amount or percentage, if any, that is to be deducted from the payment of Earned Base Commissions or Profit-Sharing Commissions. The Contribution Amount designations regarding the Earned Base Commissions or Profit-Sharing Commissions shall remain in effect until revoked or modified in writing by such Eligible Agency, which revocation or modification will take effect for the next practicable Purchase Date. The Contribution Amount designation regarding cash shall only remain in effect for the next Purchase Date. Purchases shall be made under the Plan on the next applicable Purchase Date.

3.5 Purchased Shares and Participants’ Accounts. The Company shall record the ownership of the shares of Common Stock purchased through the Plan with the Plan Agent in book-entry form or, at the election of the Company by issuance of a stock certificate. If stock certificates are issued, they will contain appropriate legends noting the one-year restrictive period and the fact that the shares are not registered under the Act. The Company may also hold the certificates until the restrictive period expires and at such time deliver the certificates to the Participant or transfer the registration of the shares to book entry in the name of the Participant. Only whole shares of Common Stock will be sold to Participants under this Plan. The Participant shall receive a written account statement following each purchase of shares. A Participant may vote all shares of Common Stock held in his or her account. If the number of shares subscribed for under the Plan at any time exceeds the number of remaining shares available for sale under this Plan, the remaining shares shall be allocated among Participants at the discretion of the Company.

The Company shall maintain an account record for each Participant. Any excess contributions which were not used to purchase Common Stock on a given Purchase Date shall be allocated to and maintained in a Participant’s account until the next Purchase Date. A Participant shall elect in the subsequent Enrollment/Subscription Agreement whether any such carried-forward amounts are to be used to purchase shares of Common Stock or if such amounts are to be returned to the Participant. If the Participant fails to make such an election, the carried-forward excess contributions shall be used to purchase shares of Common Stock for the Participant at the next Purchase Date, or at the election of the Company, returned to the Participant as soon as is administratively feasible.

3.6 Restrictions on Shares Purchased under the Plan. Shares of Common Stock purchased under the Plan shall be restricted for a period of one year beginning on the Purchase Date and expiring upon the first anniversary of the Purchase Date (the “Restricted Period”). During the Restricted Period, the Participant may not sell, transfer, pledge, assign, or dispose of his or her shares of Common Stock in any manner. However, a Participant shall be able to vote his or her shares of Common Stock during the Restricted Period and shall receive any dividends declared by the Board of Directors of the Company. The Participant shall own all of the shares in his or her account and none of the Participant’s shares of Common Stock shall be subject to forfeiture.

Following the expiration of the Restricted Period, the Participant’s shares of Common Stock may remain in his or her account until they are sold or transferred by the Participant. The Common Stock purchased under this Plan is not registered with the SEC and resale of the shares by the Participant may require registration unless an exemption from registration is available. Based on the terms and conditions of SEC Rule 144, the Company believes that Participants who are not deemed “affiliates” of the Company are able to resell the Common Stock through a broker at the expiration of the Restricted Period. Rule 144 defines an “affiliate” as a person that directly or indirectly controls or is controlled by, or is under common control with the Company. In the event of a sale, the Plan Agent shall transfer the shares by book entry, or at the option of the Company a share certificates may be issued to the Participant.

3.7 Withdrawal from the Plan. An enrolled Eligible Agency may withdraw from this Plan at any time by written notice of withdrawal to the Company signed by an authorized representative on behalf of the Eligible Agency. Withdrawal by an Eligible Agency shall result in the termination of participation on behalf of all Eligible Persons participating through the Eligible Agency. Withdrawal shall be effective as soon as reasonably possible, but will not affect purchases unless the notice is received by the Company at least 10 days prior to the Purchase Date. Promptly after the time of withdrawal or the discontinuance of an Eligible Agency’s eligibility, the amount of any cash credited to the Plan Account of the Eligible Agency’s or its Eligible Persons for the Purchase Date shall be refunded by the Company without interest. If an Eligible Agency withdraws, such Eligible Agency may not reenroll for 12 months after withdrawal (unless approved by the Company), and then only if it has been redesignated by the Company as an Eligible Agency.

IV.	SHARES AVAILABLE UNDER THE PLAN

The maximum number of shares of Common Stock reserved for issuance under the Plan shall be One Hundred Thousand (100,000) shares, subject to adjustment as provided herein. The Company may make the shares available from authorized but unissued shares of Common Stock, including shares purchased by the Company in the open market.

In the event of any equity restructuring (within the meaning of Financial Accounting Standards No. 123, as revised) that causes the per share value of the Common Stock to change, such as a stock dividend, stock split, spin off, rights offering, reverse stock split or recapitalization through a large, non-recurring cash dividend, the Committee shall cause there to be made an equitable adjustment to the number and kind of shares that may be available for purchase under the Plan. In the event of any other change in capitalization of the Company, such as a merger, consolidation, combination, exchange of shares, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Internal Revenue Code) or any partial or complete liquidation of the Company, the Committee may, in its sole discretion, cause there to be made such equitable adjustment described in the foregoing sentence. In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan.

V.	DIVIDENDS; DIVIDEND REINVESTMENT

The Company pays dividends only, as and when declared by the Board, to the record holders of shares of Common Stock. As the record holder of shares of Common Stock purchased under the Plan, a Participant shall receive dividends, if any, in cash for all shares registered in the Participant’s name on the record date. Such payment shall be made on the date that such dividend would be paid to the Company’s stockholders generally. There is no assurance that cash dividends will be paid.

Any dividend payable in Common Stock or any split shares distributed by the Company on shares purchased under the Plan shall be deposited in the Participant’s account with the Plan Agent. Any shares received as the result of a stock split shall be subject to the same restrictions on transfer as the underlying shares purchased under the Plan. Any shares received as a stock dividend shall also be subject to the same restrictions on transfer as the underlying shares purchased under the Plan.

If the Company adopts a dividend reinvestment plan, Participants in the Plan will be eligible to participate in the Company’s dividend reinvestment plan pursuant to the terms and conditions of that plan, provided, however, the 10% discount under this Plan will not apply to the dividend reinvestment plan. The transfer restrictions applicable to shares purchased under the Plan shall not apply to any shares purchased under a dividend reinvestment plan.

VI.	OTHER STOCKHOLDER RIGHTS; INFORMATION REPORTING; TAX MATTERS

If the Company has a rights offering, Participants in the Plan shall be entitled to participate based upon their total share holdings. Rights on shares of Common Stock purchased under the Plan and registered in the name of a Participant shall be mailed directly to that Participant in the same manner as to stockholders not participating in the Plan.

Each Participant in the Plan shall receive the Company’s annual and other periodic or quarterly reports issued to stockholders, notices of stockholder meetings, proxy statements and information for reporting dividends paid and income resulting from the discount on the purchase of Common Stock under the Plan. Each Participant shall be entitled to vote the shares purchased under the Plan and registered in that Participant’s name on a record date for a meeting of stockholders.

The following discussion summarizes certain United States federal income tax consequences of the purchase of Common Stock under the Plan. The summary does not purport to cover other federal tax consequences or state or local tax consequences. Each Participant is urged to consult with their own tax advisor to understand the tax consequences of their participation in the Plan. The Eligible Agency shall receive Form 1099 reporting of all Earned Base Commissions or Profit-Sharing Commissions in accordance with the prior practices of the Insurance Company notwithstanding the fact that some of those amounts were applied to the purchase of Common Stock under this Plan. Further, the 10% discount on the purchases of Common Stock under this Plan is taxable to the Participant at the time the stock is purchased and the Participant will be treated as having received ordinary income in an amount equal to the difference between the purchase price paid and the then Fair Market Value of the Common Stock acquired. After each calendar year, the Company will send to each Participant a Form 1099 reflecting the amount of ordinary income from the discounts under the Plan for the prior year. The Company may be entitled to a deduction at the same time in a corresponding amount. The Participant’s basis in the Common Stock purchased under the Plan will be equal to the purchase price plus the amount of ordinary income recognized due to the purchase discount.

VII.	ADMINISTRATION OF THE PLAN

The Plan shall be administered by the Committee or its designee. The Committee shall have the authority, in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to: (a) construe and interpret the Plan; (b) make adjustments in response to changes in applicable laws, regulations, or accounting principles, or for any other reason; (c) prescribe, amend, waive and rescind rules and regulations relating to the Plan, and appoint agents it deems appropriate for administration of the Plan; and (d) make any other determinations deemed necessary or advisable for the administration of the Plan.

Determinations of the Committee shall be final, conclusive, and binding on all persons, and the Committee will not be liable for any action or determination made in good faith with respect to the Plan. The Committee may engage the Plan Agent to perform custodial and record-keeping functions.

VIII.	PLAN DURATION; TERMINATION

8.1 Plan Duration Generally. The Plan shall begin effective December 1, 2008, and continue in existence until the earliest date one of the following occurs: (i) all shares of Common Stock that have been allocated to the Plan have been purchased by the Plan’s Participants; (ii) December 31, 2013; or (iii) the Plan is otherwise terminated by the Company.

8.2 Plan Suspension. The Board of Directors may suspend the Plan’s operation for a period of time not to exceed twelve (12) months from the date operation is suspended. Before twelve (12) months elapse, the Company must terminate the Plan, resume operation of the Plan, or enact any amendments necessary to resume operation.

8.3 Amendment or Termination of the Plan. The Board of Directors of the Company shall have the right to amend, modify or terminate this Plan at any time without notice provided that no pending purchases are adversely affected thereby. In the event of termination within 10 business days prior to a Purchase Date, the Company shall return such Contribution Amounts to the Participants.

IX.	OTHER PLAN PROVISIONS

9.1 Assignment and Issuance of Shares. No Eligible Agency, Eligible Person or Participant may assign, transfer, pledge or hypothecate the shares held for them under the Plan or their subscription rights under this Plan to any other person, and any attempted assignment shall be void. All shares issued under this Plan shall be titled in the name of the Eligible Agency or its designated Eligible Persons; provided, however, that an Eligible Agency may, upon written request to the Company, designate that such shares be issued to an Eligible Person of the Eligible Agency.

9.2 Contractual Rights. Nothing contained in this Plan or any forms and notices related to it shall: (i) be construed to confer upon an Eligible Agency or a Participant any right to a continued contractual relationship with the Company or the Insurance Company; or (ii) limit, in any respect, the right of the Company or the Insurance Company to terminate an existing relationship, contractual or otherwise, with an Eligible Agency or Participant under this Plan.

9.3 Section 16 Officers, Directors and 5% Owners. An agency which would otherwise be an Eligible Agency may not participate in this Plan if the agency or any of its Principals, Key Employees or Benefit Plans, whether or not enrolled in the Plan, are subject to Section 16 of the Securities and Exchange Act of 1934 (the “34 Act”) in connection with the Company as an officer, director or five-percent (5%) owner of the Company as defined under Section 13 of the 34 Act. If an Eligible Agency or any of its Principals, Key Employees or Benefit Plans is a Participant in the Plan and becomes subject to Section 16 of the 34 Act or a five-percent (5%) owner, then such Eligible Agency and all of its Eligible Persons will be deemed to have immediately and completely withdrawn from the Plan.

9.4 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Plan.

9.5 Applicable Law. This Plan shall be construed, administered and governed in all respects under the laws of the State of Michigan.